Exhibit 10.3
Commerce Leasing Corporation
Commerce Mortgage Company
WAIVER
Dated as of May 27, 2006
HEI, Inc.
1495 Steiger Lake Lane
Victoria, MN 55386
Attn: Mack V. Traynor, CEO
Dear Mr. Traynor:
     Reference is made to that certain Master Equipment Lease No. 0512231 (the “Master Lease”), dated as of December 23, 2005, by and between HEI Inc., a Minnesota corporation (the “Lessee”) and Commerce Leasing Corporation, a division of Commerce Financial Group, Inc., a Minnesota corporation (the “Lessor”); those certain lease commitments (the “Lease Commitments”) by the Lessor for the benefit of the Lessee dated as of December 5, 2005, December 8, 2005, February 23, 2006 and February 24, 2006; and those certain supplements (the “Supplements”) to the Master Lease made by the Lessee in favor of the Lessor (the Master Lease, together with the Lease Commitments and the Supplements, is collectively, the “Lease”).
     The Lessee has advised the Lessor that preliminary financial results for the Lessee’s quarterly reporting period ended May 27, 2006, indicate that as of such date the Lessee failed to comply with the Minimum Total Tangible Stockholders’ Equity covenant set forth in the Lease, and, consequently the Lessee would be deemed to have been in default under the Lease as of May 27, 2006. The Lessee has further advised the Lessor that the Lessee is likely to be in default under the Debt Service Coverage Ratio covenant set forth in the Lease until completion of the Lessee’s quarterly reporting period ending November 25, 2006. The Lessee has accordingly requested certain waivers relating to the covenants set forth in the Lease.
     In consideration of the promises herein set forth, and subject to the provisions of Section 13 and 27 of the Master Lease, the Lessee and the Lessor hereby agree as follows:
     1. The Lessor hereby waives the Lessee’s default existing as of the date hereof under the Minimum Total Tangible Stockholders’ Equity covenant of the Lease.
     2. The Lessor hereby waives the Lessee’s compliance with the Debt Service Coverage Ratio covenant under the Lease, to and including the Lessee’s reporting period ending August 31, 2006. Lessee will be required to comply with the Debt Service Coverage Ratio covenant under the Lease as of the reporting period ending November 25, 2006.

HEI, Inc.
Waiver
May 27, 2006

     3. As a condition to the effectiveness of the waivers by the Lessor contained herein, the implied economic interest rate for each Supplement under the Master Lease shall be increased by 2.0% and the monthly rental payments for such Supplements shall be adjusted accordingly until such time that the Lessee is in full compliance with the covenants set forth in the Lease.
     The Lease shall remain in full force and effect, without modification except as set forth herein or in any amendments entered into in accordance with the requirements of the Lease, as applicable.
     This Waiver may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which constitute but one agreement.
     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this Waiver and return the same to the Lessor, whereupon this Waiver shall become a binding agreement between the Lessor and the Lessee.

Sincerely,

COMMERCE FINANCIAL GROUP, INC.

/s/ James E. Senske By: James E. Senske
Its: President
Acknowledged as of the date first written above.

HEI, INC.

/s/ Mack V. Traynor, III By: Mack V. Traynor, III
Its: President & CEO